Exhibit 10.75

Supplementary Agreement (2)

This Supplementary Agreement (“This Agreement”) is made and effective as of January 23, 2013, by and among the following parties in Chengdu, the People’s Republic of China (“PRC”):

Management Committee of the Chengdu Hi-Tech Industrial Development Zone (hereinafter referred as “Chengdu Hi-Tech”)

And

Diodes Hong Kong Holding Company Limited (hereinafter referred as “Diodes Hong Kong”), a company incorporated in Hong Kong Special Administrative Region of the PRC, with its principal place of business at Unit 511 5/F Tower 1, silvercord 30 Canton Road, Tsimshatsui, Kowloon, Hong Kong;

Diodes (Shanghai) Investment Company Limited (hereinafter referred as “Diodes Shanghai”), a foreign invested company incorporated in the PRC with its registered address at 518-3 Xinzhuan Road, XinQiao Town, Songjiang District, Shanghai;

Diodes Technology (Chengdu) Company Limited (hereinafter referred as “Diodes Chengdu”), a joint venture company incorporated in the PRC with its registered address at #8 Kexin Road, Chengdu Hi-Tech Zone (West Park), Chengdu, Sichuan. (#1 Standard Workshop) 611731;

(Each of the above is a “Party” and together the “Parties”).

Whereas:

Chengdu Hi-Tech and Diodes Hong Kong signed an Investment Cooperation Agreement on September 1, 2010. Based on the mutual understanding of the Investment Cooperation Agreement, Diodes Hong Kong incorporated Diodes Chengdu (“Project Company”). Due to the adjustments of the internal ownership structure of the companies of Diodes Incorporated, Diodes Hong Kong sold all the shares of Diodes Chengdu to Diodes Shanghai, and Diodes Hong Kong is the only shareholder of Diodes Shanghai. Accordingly, Chengdu Hi-Tech and Diodes Hong Kong agree that all rights and obligations of Diodes Hong Kong under the Investment Cooperation Agreement shall be transferred and assigned to Diodes Shanghai.

In accordance with Article 2.3 of the Investment Cooperation Agreement, Party A promises that when the Land is provided to Party B or the Project Company, the Land would have access to three (3) rights (i.e. water, power, and road) outside the regulated redline and a plain and natural features of the Land inside the regulated redline (i.e., in the Land construction, there is no building or structure that should have been but yet to be paid, no grass or other ground fixtures, and no matters above the Land that would obstruct the Land construction). Party A promises Party B that Party A shall provide related municipal utilities and infrastructures of Seven Connections and One Leveling and ensure it meets the requirements of the Project Company (i.e., tap water, rainwater discharge, sewage, natural gas supply, telecommunication network, and electric power supply being connected to the same side of the adjacent municipal road of the Land and proper and natural Land leveling);

The engineering construction for the first installment of the assembly and testing facility of Diodes Chengdu has been completed in June of 2012, and the installation of mechanics and electronics and refined decoration of workshop (such as super-clean workshop) is expected to begin in December of 2012, and the installation and the calibration of electronic and mechanical equipment are expected to be completed by the end of March, 2013, as well as the initiation to test production. Based on the annual market share and business growth, Diodes Chengdu will build more workshops and add more electronic and mechanical equipment in three or four installments. Accordingly, the electricity demand for Diodes Chengdu will steadily increase to 60,000 KW.

Therefore, in order to conserve Chengdu’s resources and effectively use national resources, each Party hereby agree as follows:

Both Parties agree to meet Diodes Chengdu’s electricity demand for 60,000 KW under the principle of overall planning that would supply in installments (in three or four installments).

Chengdu Hi-Tech shall negotiate with the electric authority to ensure the implementation of the aforementioned principle and let two or more substations provide the electricity to Diodes Chengdu.

The first installment of the 15,000 KW electricity demand of Diodes Chengdu shall be provided by Tianjian’s 110KW substation. If there are extra capacity to satisfy subsequent remaining installment demands for Diodes Chengdu after TianJian substation fulfills the first installment of the electricity demand of Diodes Chengdu, then in principle, TianJian substations should provide the electricity. If TianJian substation is unable to provide electricity for the subsequent remaining installment demands for Diodes Chengdu, Chengdu Hi-Tech shall be responsible to negotiate with the electric authority to ensure that other substations would provide electricity. Diodes Chengdu understands that the time period to implement various installments is vital to the decision in selecting which substation to provide electricity; therefore, Diodes Chengdu shall try to shorten the implementation process of various installments. In the event Diodes Chengdu under its actual operational needs requires Chengdu electric authority to change the scheduled substation to another substation to supply electricity to Diodes Chengdu, the Parties agree to separately negotiate the additional cost.

In order to provide adequate time to Chengdu Hi-Tech and Chengdu electric authority, after the first installment of 15,000 KW electricity demand of Diodes Chengdu has been satisfied, for the remaining demand of 45,000 KW from Diodes Chengdu (partially or entirely), Diodes Chengdu shall submit application to Chengdu electric authority six months in advance of every installment prior to its actual need of electricity, and shall inform Chengdu Hi-Tech in writing. Chengdu Hi-Tech shall negotiate with Chengdu electric authority in accordance with the aforementioned agreement to provide the electricity as needed by Diodes Chengdu.

This Agreement is an integral part of Investment Cooperation Agreement and constitutes an entire agreement with the Investment Cooperation Agreement. In the event any of the terms and conditions of this Agreement conflict with or are inconsistent with the Investment Cooperation Agreement, the terms and conditions of this Agreement, as the case may be, shall govern. Except as expressly provided herein, all terms and conditions of the Investment Cooperation Agreement shall remain in full force and effect without any changes.

This Agreement is made in eight (8) originals, and each Party shall keep two (2) originals in both Chinese and English languages. Both versions shall have equal legal force.

This Agreement is written in both Chinese and English languages. Both versions shall have equal legal force. If there are conflicts between the Chinese and the English versions, the Chinese version shall be the determinative version.

[Signature Page]

Management Committee of the Chengdu Hi–Tech Industrial Development Zone

By: Authorized Representative

Authorized Representative

Name: Authorized Representative

Diodes Hong Kong Holding Company Limited

By: Keh-Shew Lu

Authorized Representative

Name: Keh-Shew Lu

Diodes (Shanghai) Investment Company Limited

By: Shiao-Kwang Edmund Tang

Authorized Representative

Name: Shiao-Kwang Edmund Tang

Diodes Technology (Chengdu) Company Limited

By: Keh-Shew Lu

Authorized Representative

Name: Keh-Shew Lu